                      DAIRY MART CONVENIENCE STORES, INC.

Dear Dairy Mart Shareholder:

  You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Dairy Mart Convenience Stores, Inc. (the "Company") to be held at 10:00 a.m. (eastern time) on Wednesday, October 30, 1996, at the Renaissance Hotel, 24 Public Square, Cleveland, Ohio.

  At the Annual Meeting, seven persons will be elected to the Board of Directors. The Company will also ask the shareholders to ratify the appointment of Arthur Andersen LLP as the Company's independent accountants. The Board of Directors recommends approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

  We hope that you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we request that you vote for all items of business, and sign, date and return the enclosed proxy card, even if you plan to attend the Annual Meeting.

  We look forward to seeing you at the Annual Meeting.

                                          Sincerely yours,

                                          Dairy Mart Convenience Stores, Inc.

                                          Robert B. Stein, Jr.,
                                          Chairman of the Board, President and
                                           Chief Executive Officer

September 30, 1996

                      DAIRY MART CONVENIENCE STORES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 30, 1996

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of DAIRY MART CONVENIENCE STORES, INC. will be held on Wednesday, October 30, 1996, at 10:00 a.m. (eastern time) at the Renaissance Hotel, 24 Public Square, Cleveland, Ohio for the following purposes:

  (1) To elect seven members to the Board of Directors, as described in the Proxy Statement accompanying this Notice of Annual Meeting;

  (2) To ratify the appointment of Arthur Andersen LLP as independent accountants for the fiscal year ending February 1, 1997; and

  (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Only shareholders of record as shown by the transfer books of the Company at the close of business on September 23, 1996 are entitled to notice of, and to vote at, this Annual Meeting.

                                          By Order of the Board of Directors

                                          Dairy Mart Convenience Stores, Inc.

                                          Gregory G. Landry,
                                          Executive Vice President and Chief
                                           Financial Officer

September 30, 1996

   ALL SHAREHOLDERS ARE INVITED TO ATTEND THIS ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY AT THEIR EARLIEST
 CONVENIENCE. SHAREHOLDERS WHO EXECUTE A PROXY MAY NEVERTHELESS ATTEND THE MEETING AND VOTE THEIR SHARES IN PERSON.

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                    OF DAIRY MART CONVENIENCE STORES, INC.
                               OCTOBER 30, 1996


                            SOLICITATION OF PROXIES

  The accompanying proxy is solicited by the Board of Directors of DAIRY MART CONVENIENCE STORES, INC., One Vision Drive, Enfield, Connecticut 06082 (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, October 30, 1996, and at any and all adjournments or postponements thereof. The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by the Company. Directors, officers and some regular employees of the Company may solicit proxies personally or by telephone, without additional compensation. This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about September 30, 1996.

  Shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), or Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with the Class A Common Stock, "Common Stock"), of the Company represented by properly executed proxies will be voted as directed on the proxy. Properly executed proxies containing no voting directions to the contrary will be voted for the election of the nominees as directors named below and the ratification of the appointment of Arthur Andersen LLP as independent accountants for the fiscal year ending February 1, 1997. A proxy may be revoked at any time before it is voted at the Annual Meeting by notifying the Chief Financial Officer of the Company in writing at the address set forth above, by submitting a properly executed proxy bearing a later date, or by revoking the proxy at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute the revocation of a proxy.

                      OUTSTANDING STOCK AND VOTING RIGHTS

  The Board of Directors has fixed the close of business on September 23, 1996 as the record date for the determination of shareholders entitled to notice of this Annual Meeting, and only shareholders of record on that date will be entitled to vote at the meeting. As of September 20, 1996, 2,954,651 shares of Class A Common Stock were issued and outstanding and 2,764,460 shares of Class B Common Stock were issued and outstanding. Except with respect to the election of directors, holders of both classes of Common Stock vote or consent as a single class on all matters, with each share of Class B Common Stock having one vote per share and each share of Class A Common Stock having one-tenth of a vote per share. With respect to the election of directors, holders of Class A Common Stock are entitled to elect 25% of the Board of Directors (rounded up to the nearest whole number) to be elected by the holders of Common Stock, so long as the number of outstanding shares of Class A Common Stock is at least 10% of the total number of outstanding shares of both classes of Common Stock. The holders of the Class B Common Stock have the right to elect the remaining directors to be elected by the holders of Common Stock, so long as the number of outstanding shares of Class B Common Stock is at least 12.5% of the total number of outstanding shares of both classes of Common Stock.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information concerning beneficial ownership of the Common Stock by each shareholder known by the Company to be the beneficial owner of 5% or more of either class of Common Stock as of September 10, 1996. This information is furnished in accordance with the Securities and Exchange Commission ("SEC") regulations relating to any persons known by the Company to be the beneficial owners of 5% or more of Common Stock. In preparing the following table, the Company has relied on information filed by such persons with the SEC, and in some cases, other information provided to the Company by such persons.

                                                       AMOUNT AND NATURE OF
                                                            BENEFICIAL      PERCENT OF
 TITLE OF CLASS NAME AND ADDRESS OF BENEFICIAL OWNER        OWNERSHIP          CLASS
 -------------- ------------------------------------   -------------------- ----------
 Class B           DM Associates Limited                   1,858,743(1)        67.2%
 Common Stock      Partnership
                   One Vision Drive
                   Enfield, Connecticut

                   New DM Management Associates I          1,858,743(1)        67.2%
                   One Vision Drive
                   Enfield, Connecticut

                   Robert B. Stein, Jr.                    1,858,743(1)        67.2%
                   One Vision Drive
                   Enfield, Connecticut

                   Gregory G. Landry                       1,858,743(1)        67.2%
                   One Vision Drive
                   Enfield, Connecticut
--------------------------------------------------------------------------------------
 Class A           James Wilen and Wilen                     277,625(2)         9.4%
 Common Stock      Management Corporation 2360
                   West Joppa Road
                   Suite 226
                   Lutherville, Maryland

                   Heartland Advisors, Inc.                  520,000(3)        17.6%
                   790 North Milwaukee Street
                   Milwaukee, Wisconsin

                   The IDS Mutual Fund Group                 374,665(4)        11.3%
                   IDS Tower 10
                   Minneapolis, Minnesota

                   OKGBD & Co.                               360,001(5)        10.9%
                   c/o Bankers Trust
                   P.O. Box 704
                   Church Street Station
                   New York, New York

                   Triumph-Connecticut Limited               765,000(6)        20.8%
                   Partnership
                   60 State Street, 21st Floor
                   Boston, Massachusetts

Notes to Table

  (1) DM Associates Limited Partnership ("DM Associates") is the owner of record of 1,858,743 shares of Class B Common Stock of the Company, representing approximately 67.2% of the issued and outstanding shares of Class B Common Stock, and 60.7% of the total voting power of both classes of the Common Stock. The general partner of DM Associates is New DM Management Associates I ("DM Management I"), which is a general partnership. The general partners of DM Management I are Robert B. Stein, Jr. and Gregory G. Landry, each owning one half of the partnership interest of DM Management I.

  As the sole general partner of DM Associates and by virtue of the provisions of the limited partnership agreement of DM Associates, DM Management I has the power to vote and dispose of such 1,858,743 shares owned by DM Associates, subject to the consent of the limited partners of DM Associates being required for any sale of more than 360,000 shares. In addition, the partnership agreement of DM Associates provides that, prior to voting the 1,858,743 shares, DM Management I shall consult with a certain limited partner as to the voting of such shares. If, after consultation with the limited partner, DM Management I votes the shares in a manner with which the limited partner disagrees, the limited partner shall have the right to dissolve DM Associates.

  The partnership agreement of DM Management I provides that a majority of the partnership interests of DM Management I determine how to vote 638,743 of the shares of Class B Common Stock owned by DM Associates, and that the remaining 1,220,000 shares of Class B Common Stock owned by DM Associates will be voted for or against any stockholder motion or proposal in the same proportion that all other shares of Class B Common Stock are voted for or against such motion or proposal (including 638,743 shares voted by DM Associates).

  As the managing general partner of DM Management I, Mr. Stein has sole indirect dispositive power with respect to the 1,858,743 shares owned by DM Associates, and shares voting power with respect to the 1,858,743 shares with Mr. Landry, as general partners of DM Management I. Mr. Stein and Mr. Landry, as officers and directors of the Company, also share indirect voting and dispositive power with respect to 1,220,000 of the 1,858,743 shares under a stock pledge agreement executed by DM Associates in favor of the Company.

  The number of shares set forth in the table above does not include shares of Class A Common Stock that either of Messrs. Stein and Landry may beneficially own. See "ITEM 1--ELECTION OF DIRECTORS--Information Concerning Nominees and Certain Executive Officers."

  (2) A Schedule 13G was filed with the SEC by Wilen Management Corporation ("Wilen") and James Wilen in his capacity as President and sole owner of Wilen, to report Wilen's beneficial ownership as an investment advisor to various clients, of shares of Class A Common Stock. The 277,625 shares represent approximately 4.9% of the total number of issued and outstanding shares of both classes of the Common Stock, and approximately 0.9% of the total voting power of both classes of the Common Stock.

  (3) Heartland Advisors, Inc. reported on a Schedule 13G filed with the SEC its beneficial ownership, as an investment advisor, of shares of Class A Common Stock. The 520,000 shares represent approximately 9.1% of the total number of issued and outstanding shares of both classes of the Common Stock and approximately 1.7% of the total voting power of both classes of the Common Stock.

  (4) The IDS Mutual Fund Group, through nominees, holds currently exercisable Warrants to purchase an aggregate of 374,665 shares of Class A Common Stock. If the 374,665 shares underlying the Warrants were

Notes to Table continued

issued, they would represent approximately 6.1% of the total number of issued and outstanding shares of both classes of Common Stock, and approximately 1.2% of the total voting power of both classes of Common Stock.

  (5) OKGBD & Co. and its affiliates hold currently exercisable Warrants to purchase an aggregate of 360,001 shares of Class A Common Stock. If the 360,001 shares underlying the Warrants were issued, they would represent approximately 5.9% of the total number of issued and outstanding shares of both classes of Common Stock, and approximately 1.2% of the total voting power of both classes of Common Stock.

  (6) Triumph-Connecticut Limited Partnership ("Triumph"), Triumph's general partner, Triumph-Connecticut Capital Advisors, Limited Partnership ("TCCALP"), and TCCALP's general partners, Triumph-Capital Group, Inc., Fredrick W. McCarthy, Fredrick S. Moseley, IV, E. Mark Norman, Thomas W. Janes, John M. Chapman and Richard J. Williams, reported on a Schedule 13D filed with the SEC their shared beneficial ownership of currently exercisable Warrants to purchase an aggregate of 765,000 shares of Class A Common Stock. If the 765,000 shares underlying the Warrants were issued, they would represent approximately 11.8% of the total number of issued and outstanding shares of both classes of Common Stock, and approximately 2.4% of the total voting power of both classes of Common Stock.

                         ITEM 1--ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

  A Board of seven (7) directors is to be elected at this Annual Meeting, to hold office until the next Annual Meeting and the election and qualification of their successors. Two (2) of the directors are to be elected by the holders of Class A shares (the Class A Directors) and five (5) of the directors are to be elected by the holders of Class B shares (the Class B Directors). The Board of Directors has nominated Thomas W. Janes and Truby G. Proctor, Jr. as Class A Directors and Frank W. Barrett, J. Kermit Birchfield, Jr., John W. Everets, Jr., Gregory G. Landry and Robert B. Stein, Jr. as Class B Directors. All of the nominees are presently serving on the Board. It is intended that proxies of the respective classes of shares will be voted in favor of all of these persons.

INFORMATION CONCERNING NOMINEES AND CERTAIN EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the ownership of the Common Stock and other matters with respect to the nominees, the executive officers listed in the Summary Compensation Table and all directors and executive officers as a group, as of September 10, 1996.

                                                SHARES (AND PERCENT) OF COMMON STOCK
      NAME AND AGE                           BENEFICIALLY OWNED AS OF SEPTEMBER 10, 1996
      ------------                --------------------------------------------------------------------
                                                                                           PERCENT
      NOMINEES FOR       DIRECTOR    CLASS B                  CLASS A                      OF TOTAL
    CLASS B DIRECTOR      SINCE    COMMON STOCK             COMMON STOCK                 VOTING POWER
    ----------------     --------  ------------             ------------                --------------
Frank W. Barrett (56)...   1983        1,250 (*)               6,000 (*)(1)                   (*)
J. Kermit Birchfield,
 Jr. (56)...............   1996        2,000 (*)               5,000 (*)                      (*)
John W. Everets, Jr.
 (50)...................   1994       10,000 (*)               3,500 (*)(2)                   (*)
Gregory G. Landry (38)..   1991    1,858,743 (67.2%)          75,417 (2.5%)(3)(4)          (60.8%)
Robert B. Stein, Jr.
 (38)...................   1992    1,858,743 (67.2%)         112,699 (3.7%)(3)(5)          (60.9%)

                                                 SHARES (AND PERCENT) OF COMMON STOCK
      NAME AND AGE                            BENEFICIALLY OWNED AS OF SEPTEMBER 10, 1996
      ------------                 --------------------------------------------------------------------
                                                                                            PERCENT
      NOMINEES FOR        DIRECTOR    CLASS B                  CLASS A                      OF TOTAL
    CLASS A DIRECTOR       SINCE    COMMON STOCK             COMMON STOCK                 VOTING POWER
    ----------------      --------  ------------             ------------                --------------
Thomas W. Janes (40)....    1995            0                   765,000 (11.8%)(6)            (2.4%)
Truby G. Proctor, Jr.
 (60)...................    1996       13,000 (*)                     0                          (*)

NAMED EXECUTIVE OFFICERS
------------------------
Gregg O. Guy (48).......     N/A            0                    42,890 (1.4%)(7)                (*)
Gary Payne (53).........     N/A            0                    14,938 (*)(8)                   (*)
Gregory Wozniak (49)....     N/A            0                    15,813 (*)(9)                   (*)
All Directors and Execu-
 tive Officers as a
 Group (16 persons).....            1,884,993(68.2%)          1,078,377 (26.9%)(10)          (63.0%)

--------
 (*) Owns less than 1% of the issued and outstanding class of Common Stock or of the total voting power.
 (1) Includes currently exercisable non-qualified stock options granted to Mr. Barrett to purchase 6,000 shares of Class A Common Stock.
 (2) Includes currently exercisable non-qualified stock options granted to Mr. Everets to purchase 3,500 shares of Class A Common Stock.
 (3) Messrs. Stein and Landry are each partners of DM Management I (described in footnote 1 to the Principal Shareholders table above). The shares of Class B Common Stock set forth in this table for each of such persons include the shares set forth for each person in the Principal Shareholders table above.
 (4) Includes currently exercisable incentive stock options granted to Mr. Landry to purchase 75,417 shares of Class A Common Stock.
 (5) Includes currently exercisable incentive stock options granted to Mr. Stein to purchase 106,736 shares of Class A Common Stock.
 (6) The shares of Class A Common Stock set forth in this table for Mr. Janes include the shares set forth for Triumph in the Principal Shareholders table above. Mr. Janes' pecuniary interest in the 765,000 shares is based upon his status as general partner of TCCALP, general partner of Triumph, the entity holding the shares, and is not discernable. Mr. Janes disclaims beneficial ownership of all shares other than those attributable to him as a general partner of TCCALP.
 (7) Includes currently exercisable incentive stock options granted to Mr. Guy to purchase 33,375 shares of Class A Common Stock.
 (8) Includes currently exercisable incentive stock options granted to Mr. Payne to purchase 14,938 shares of Class A Common Stock.
 (9) Includes currently exercisable incentive stock options granted to Mr. Wozniak to purchase 15,813 shares of Class A Common Stock.
(10) Includes currently exercisable stock options granted to all directors and executive officers of the Company to purchase 290,404 shares of Class A Common Stock and currently exercisable Warrants to purchase 765,000 shares of Class A Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The following executive officers and directors of the Company did not timely file with the SEC, on certain occasions, their reports on Forms 3, 4 or 5 to report changes in their beneficial ownership of the Common Stock: Gary A. Payne (one report due upon becoming an executive officer); and Darrell J. Davis (one report for one transaction).

ADDITIONAL INFORMATION CONCERNING NOMINEES AND CERTAIN EXECUTIVE OFFICERS

  In addition to the executive officers who are listed as being nominees for election as directors of the Company, the Company has other executive officers, including the following, who serve for a one year term:

    NAME AND (AGE)                                   TITLE
    --------------                                   -----
   Gregg O. Guy (48)....... Executive Vice President--Operations
   Darrell J. Davis (37)... Vice President--Operations (Southeast Region)
   Gary A. Payne (53)...... Vice President--Business Development
   Robert J. Pietrick, Jr.
    (48)................... Senior Vice President--Marketing and Gasoline Retailing
   Michael A. Poole (49)... Vice President--Construction and Planning
   Scott A. Stein (37)..... Vice President--Management Information Systems
   Dennis J. Tewell (40)... Vice President--Operations (Northeast Region)
   Daniel W. Wallace (47).. Vice President--Operations (Midwest Region)
   Gregory Wozniak (49).... Vice President--Corporate Counsel

  Except as noted below, each of the executive officers of the Company has been employed by the Company for more than the last five (5) years, in areas similar to or encompassed by their current responsibilities.

  Mr. Barrett is Executive Vice President of Springfield Institution for Savings. He previously served as Senior Vice President for Bank of Ireland First Holdings, Inc. from September 1990 to December 1993, as Senior Vice President for Connecticut National Bank from May 1990 to September 1990, and as Senior Vice President for Shawmut Bank, N.A. from January 1988 to May 1990.

  Mr. Birchfield has been Chairman of Displaytech Inc., a privately held high technology company, since June 1996. From June 1990 to November 1994 he served as Senior Vice President and General Counsel of M/A-COM, Inc., a telecommunications company. Mr. Birchfield is a member of the Board of Directors of HPSC, Inc., a publicly held company that provides financing for the purchase of healthcare equipment, and Intermountain Gas Company, Inc., an Idaho public utility company.

  Mr. Everets has been Chairman of the Board and Chief Executive Officer of HPSC, Inc., a publicly held company that provides financing for the purchase of health care equipment, since July 1993 and has been a director of HPSC, Inc. since 1983. He was Chairman of the Board of T.O. Richardson Co., Inc., a financial services company, from January 1990 until July 1993. He is also a director of Eastern Company, a publicly held manufacturing company, and Crown Northcorp, a publicly held company that holds real estate.

  Mr. Janes has been a Managing Director since 1990 of Triumph Capital Group, Inc., a firm engaged in investment banking and investment management. He is also a general partner of Triumph-Connecticut Capital Advisors, Limited Partnership, the general partner of Triumph-Connecticut Limited Partnership, and a limited partner of Triumph-California Advisors, L.P., the general partner of Triumph-California Limited Partnership.

  Mr. Landry has served as Chief Financial Officer since August 1990 and was named Executive Vice President of the Company in April 1992. Mr. Landry joined the Company in October 1985 and served in various financial positions, including Treasurer. He is a certified public accountant and a member of the American Institute of Public Accountants.

  Mr. Proctor is Chairman and Chief Executive Officer of Lee-Moore Oil Company, located in Sanford, North Carolina, a privately held North Carolina based oil jobber. From August 1987 to July 1994, Mr. Proctor served as Chairman and Chief Executive Officer of The Pantry Inc., a privately held 460 store convenience chain headquartered in North Carolina. Mr. Proctor is a director of Yadkin Valley Bank.

  Mr. Robert B. Stein, Jr. was elected President of the Company in September 1994, Chief Executive Officer in June 1995 and Chairman of the Board of Directors in December 1995. He joined the Company in 1983 and served in various positions including Treasurer, General Manager of the Midwest Region, and Executive Vice President-Operations and Marketing.

  Mr. Guy was named Executive Vice President-Operations in December 1995. He previously served as Executive Vice President-Operations and Marketing since October 1994, as Vice President-Operations for the Company's Southeast Region since December 1992 and as Vice President and General Manager of the Company's Southeast Region since December 1989.

  Mr. Davis was named Vice President-Operations for the Company's Southeast Region in October 1994. Mr. Davis joined the Company in April 1983 as Franchise Coordinator. He has also held the positions of Manager of Franchising, Associate Director of Property Development and International Consultant/Operations Specialist.

  Mr. Payne was named Vice President-Business Development in October 1994. He previously served as Corporate Director of Franchising. Mr. Payne joined the former CONNA Corporation, now the Company's Southeast Region, in 1970. Between 1970 and 1984, he served in various roles including Supervisor, Merchandising Manager, Vice President-Marketing and Vice President-Business Development. Mr. Payne left the CONNA Corporation in September 1984 to operate his own business, and returned to the Company in October 1988 as Vice President-Franchise Sales.

  Mr. Pietrick was named Senior Vice President of Marketing and Gasoline Retailing in July 1996. Prior to joining the Company, Mr. Pietrick served as Manager of Merchandising and Business Development for British Petroleum from October 1995 to July 1996. During his 26 year tenure at British Petroleum, formerly Standard Oil (Ohio), Mr. Pietrick served in various retail management and strategic planning positions including Manager, BP Express Development and Retail Manager for Singapore and Malaysia.

  Mr. Poole was named Vice President-Construction and Planning in April 1996. Prior to joining the Company and since August 1995, Mr. Poole was Director of Store Design and Construction for Crabtree and Evelyn, Ltd., in Woodstock Connecticut, and was Director of Design and Construction for Edison Brothers Stores, Inc., in St. Louis, Missouri from August 1992 to July 1995. Prior to August 1992, Mr. Poole was owner and President of The Poole Group, an architectural company.

  Mr. Scott A. Stein was named Vice President-Management Information Systems ("MIS") in November 1994. Since joining the Company in September 1992, Mr. Stein has served as Director of Store Automation, MIS Director, and Vice President-Administration and MIS. From February 1989 to August 1992, Mr. Stein was Director of Open Systems Distributed Computing for Technology Investment Strategies Corporation, an information technology consulting company. Mr. Stein is the brother of Robert B. Stein, Jr., President, Chief Executive Officer and Chairman of the Board.

  Mr. Tewell was named Vice President-Operations for the Company's Northeast Region in September 1992. Mr. Tewell joined the former CONNA Corporation, now the Company's Southeast Region, in 1985. He previously served as Vice President-Store Operations, Director of Operations, and Strategic Planning Coordinator in the Southeast Region and special consultant for the Company's international operations in Europe.

  Mr. Wallace was named Vice President-Operations for the Company's Midwest Region in December 1992. Mr. Wallace joined the former Lawson Company, now the Company's Midwest Region, in 1986. He previously served as Director of Operations, Corporate Operations Coordinator for the Company's Point-of-Sale
(POS) project, Division Manager, Supervisor and Store Manager. He also spent two years as a special consultant for the Company's international operations.

  Mr. Wozniak was named Vice President-Corporate Counsel in December 1992. He is an attorney and has served as counsel to the Company since the Company's 1985 acquisition of the Lawson Company.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the 1996 fiscal year, the Board of Directors of the Company held twelve meetings. None of the directors attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which they were members.

  The Board of Directors has established certain committees, including an Audit Committee, a Compensation and Stock Option Committee and a Nominations Committee. The Audit Committee currently consists of Messrs. Barrett, Everets, and Proctor and is responsible for recommending the appointment of independent accountants and for reviewing the reports and expenses of the audits conducted by the Company's independent accountants. The Compensation and Stock Option Committee currently consists of Messrs. Barrett, Birchfield, and Everets, and is responsible for recommending the compensation to be paid to the Company's executive officers, and the persons to whom and the amount in which stock options should be granted by the Company. The Nominations Committee currently consists of Messrs. Birchfield, Everets and Janes, and is responsible for receiving and recommending to the Board of Directors the nominees for persons to serve as directors of the Company. During the 1996 fiscal year there were six meetings of the Compensation and Stock Option Committee, one meeting of the Audit Committee, and no meetings of the Nominations Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee of the Company's Board of Directors during the last fiscal year were Messrs. Barrett, Everets and Leed. None of these individuals was at any time during fiscal 1996, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

SHAREHOLDER NOMINATIONS OF DIRECTORS

  In addition to the right of the Board of Directors of the Company to make nominations of persons for election as directors, nominations may be made at a meeting of shareholders by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with certain notice procedures set forth in the Company's Certificate of Incorporation. Such nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Company.

  To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 14 days nor more than 60 days prior to the meeting of shareholders called for the election of directors; provided, however, that if fewer than 21 days notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders. A shareholder's notice must set forth as to each person whom the shareholder proposes to nominate for election or re-election as a director:
(i) the name, age, business address, and, if known, residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of stock of the Company that are beneficially owned by such person, and (iv) any other information reasonably requested by the Company. All such shareholder nominations may be made only at a meeting of shareholders called for the election of directors at which such shareholder is present in person or by proxy.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS' COMPENSATION

  The following table provides certain information for the Company's past three fiscal years regarding the cash and other compensation paid to, earned by, or awarded to those persons who, during the last fiscal year, (i) served as the Company's Chief Executive Officer or in a similar capacity, (ii) were the four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, and (iii) two additional individuals for whom disclosure would have been provided had they been serving as executive officers of the Company as of February 3, 1996.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION (A)          LONG TERM COMPENSATION
                          ----------------------------------------- -------------------------
                                                                          AWARDS (B)
                                                                    -------------------------
                                                                    RESTRICTED    SECURITIES
                                                     OTHER ANNUAL      STOCK      UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL     FISCAL                    COMPENSATION($)  AWARDS($)      OPTIONS    COMPENSATION($)
        POSITION           YEAR  SALARY($) BONUS($)       (C)           (D)         (#)(E)           (F)
------------------------  ------ --------- -------- --------------- ------------  -----------  ---------------
Robert B. Stein, Jr.,      1996  $254,808  $162,500     $   --       $    230,000       95,555     $ 9,533
President, Chief           1995   199,808    35,000         --                --        96,945      11,588
Executive Officer and      1994   175,000    12,000      67,290               --         7,500      11,633
Chairman of the Board

Gregory G. Landry,         1996   214,038   131,500         --            115,000       55,332       8,670
Executive Vice President   1995   179,041    35,000         --                --        70,543       9,118
and                        1994   160,000    12,500         --                --         6,500       8,758
Chief Financial Officer

Gregg O. Guy,              1996   152,885    22,500      37,554            86,250          --          645
Executive Vice             1995   131,860    20,000         --                --        50,000       1,263
President--                1994   120,000    10,000         --                --         3,500       1,046
Operations

Gregory Wozniak,           1996   112,122    16,500         --             57,500        6,250         528
Vice President--           1995   108,754    15,000      20,033               --         2,500         592
Corporate                  1994   105,000     3,500         --                --         4,000       1,083
Counsel

Gary A. Payne,             1996   101,923    15,000      13,755               --           --          460
Vice President--Business   1995    84,682     7,000         --                --        20,000         435
Development                1994    78,500         0         --                --           750         578

Charles Nirenberg,         1996   267,311         0         --                --           --          --
Former Chairman            1995   500,000         0         --                --           --          --
of the Board (g)           1994   500,000         0         --                --           --          --

Mitchell J. Kupperman,     1996   177,694   153,500         --                --        97,500     514,334
Former Executive           1995   208,655    25,000         --                --        87,500      14,213
Vice President--Human      1994   205,000     7,500         --                --         5,000      12,794
Resources (h)

--------
(a) Annual compensation does not include non-cash compensation that in the aggregate does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of each named executive officer.
(b) The Company did not grant any stock appreciation rights and make any long-term incentive plan payments during fiscal 1996, 1995, or 1994.
(c) Other annual compensation for the following named executive officers includes the following amounts paid on behalf of, or received by, each officer (i) $28,801 in relocation expense for Mr. Guy in fiscal 1996,
    (ii) $6,705 in relocation expense and $6,626 for automobile expenses for Mr. Payne in fiscal 1996, (iii) a $11,250 gain related to an exercised stock option to purchase 6,000 shares of Common Stock and $5,771 for automobile expenses for Mr. Wozniak in fiscal 1995, and (iv) $58,375 in relocation expenses for Mr. Stein in fiscal 1994.
(d) In January 1996, the Company awarded restricted stock to certain executive officers under the Company's 1995 Stock Option and Incentive Award Plan. Robert B. Stein, Jr., Gregory G. Landry, Gregg O. Guy, and Gregory Wozniak were awarded 40,000, 20,000, 15,000 and 10,000 shares of Class A Common Stock, respectively. The restricted shares will vest equally over a three year period following the grant date, if the closing price of the Company's Class A Common Stock as reported on the American Stock Exchange achieves price targets, in each case for a consecutive ten day period, of $9.00, $11.00, and $13.00, respectively, during the first, second and third years from the date of the grant. Dividends will not be paid on unvested restricted stock awards. These named executive officers have not received any other restricted stock awards.
(e) The options to purchase 97,500 shares of common stock were granted to Mr. Kupperman to replace options previously granted to him that expired after the termination of his employment.
(f) Includes amounts contributed for the benefit of the Company's executive officers to the Company's qualified profit sharing plan and premiums paid by the Company for split-dollar and life insurance for the benefit of certain executive officers during the applicable years. Company contributions to the qualified profit sharing plan for each of the 1996, 1995, and 1994 fiscal years, respectively, included $645, $1,984 and $650 for Robert B. Stein, Jr.; $0, $448, and $88 for Gregory G. Landry; $645, $1,263, and $1,046 for Gregg O. Guy; $528, $592 and $1,083 for Gregory
    Wozniak; $460, $435 and $578 for Gary A. Payne; and $645, $2,080 and $661
    for Mitchell J. Kupperman. Premiums paid on split-dollar and life insurance for each of the 1996, 1995 and 1994 fiscal years, respectively, included $8,888, $9,604 and $10,983 for Robert B. Stein, Jr.; $8,670,
    $8,670, and $8,670 for Gregory G. Landry; and $12,133, $12,133 and $12,133
    for Mitchell J. Kupperman.
(g) Mr. Nirenberg had an employment agreement with the Company pursuant to which Mr. Nirenberg was employed as Chairman of the Company for a five year term that began on February 1, 1992 and was to end on January 31, 1997, unless terminated earlier. Under the employment agreement, Mr. Nirenberg received an annual salary of $500,000, payable in installments according to the Company's normal compensation policy, plus customary fringe benefits. On August 10, 1995, the Board of Directors of the Company removed Mr. Nirenberg from his positions as Chairman of the Board and Chairman of the Company and terminated his employment agreement. Pursuant to a Settlement Agreement between the Company, Mr. Nirenberg, and others, the Company paid certain amounts to Mr. Nirenberg, including amounts paid in consideration of Mr. Nirenberg's agreement not to compete with the Company (see "Information Regarding DM Associates and the Settlement Agreement").
(h) Effective December 1, 1995, Mr. Kupperman resigned from his position as Executive Vice President-- Human Resources. In connection with the termination of Mr. Kupperman's employment, the Company agreed to pay a lump sum severance of $501,556. The Company also agreed to pay Mr. Kupperman $709,773 in consideration of, among other things, Mr.
    Kupperman's agreement not to compete with the Company and Mr. Kupperman's waiver of certain alleged claims against the Company. (See "Information Regarding DM Associates and the Settlement Agreement").

                       OPTION GRANTS IN LAST FISCAL YEAR

  The table below provides certain information regarding stock options granted during the Company's last fiscal year to the executive officers listed in the Summary Compensation Table above:


                                               INDIVIDUAL GRANTS                        POTENTIAL REALIZED
                         -------------------------------------------------------------   VALUE AT ASSUMED
                             NUMBER OF          % OF                                   ANNUAL RATES OF STOCK
                             SECURITIES     TOTAL OPTIONS                               PRICE APPRECIATION
                         UNDERLYING OPTIONS  GRANTED TO     EXERCISE                      FOR OPTION TERM
                            GRANTED (#)     EMPLOYEES IN  PRICE ($/SH) EXPIRATION DATE ----------------------
          NAME                  (A)          FISCAL YEAR      (B)            (A)         5%($)      10%($)
          ----           ------------------ ------------- ------------ --------------- ---------- -----------
Robert B. Stein, Jr. ...       95,555           25.5%        $3.63     April 18, 2005  $  217,841 $  552,051
Gregory G. Landry.......       55,332           14.7%         3.63     April 18, 2005     126,143    319,670
Gregg O. Guy............          --             --            --                 --          --         --
Gregory Wozniak.........        6,250            1.7%         3.63     April 18, 2005      14,248     36,108
Gary A. Payne...........          --             --            --                 --          --         --
Charles Nirenberg.......          --             --            --                 --          --         --
Mitchell J. Kupperman...       20,000            5.3%         2.88       May 31, 1997      36,162     91,640
                               77,500           20.6%         2.75       May 31, 1997     134,033    339,667

--------
(a) The options granted to Mr. Kupperman were granted in connection with the termination of his employment and replaced previous options that expired after his employment terminated. Mr. Kupperman's options vested December 1, 1995 and expire May 31, 1997. Except for Mr. Kupperman's options, each option becomes fully exercisable over four years, with 25% of the shares subject to the option becoming exercisable on each anniversary of the option grant date. Except for Mr. Kupperman's options, all options expire ten years from the date of grant, unless sooner terminated by, for example, the failure to exercise an option, to the extent it is then exercisable, before three months after termination of employment, except for termination in the case of death, in which case, the option is exercisable within one year from the date of death by the optionee's executor, administrator or personal representative, to the extent it is then exercisable.
(b) All options were granted at an exercise price per share equal to the fair market value of the Class A Common Stock on the date of grant, as quoted on the Nasdaq National Market, except for Mr. Kupperman's options, which were granted at the same exercise price per share as those that they replaced. The fair market value of the Class A Common Stock on the date that Mr. Kupperman's options were granted was $6.625 and the potential realizable value of these options on the date of grant was $375,213. The amounts shown as potential realizable value illustrate what might be realizable upon exercise immediately prior to expiration of the option term using the 5% and 10% appreciation rates established in regulations of the Securities and Exchange Commission, compounded annually. The potential realizable value is not intended to predict future appreciation of the Company's stock. The values shown do not consider nontransferability, vesting or termination of the options upon termination of employment.

                         FISCAL YEAR-END OPTION VALUES

  The table below sets forth information regarding unexercised stock options held as of February 3, 1996, by the persons listed in the Summary Compensation Table above, none of whom exercised options during the Company's fiscal year:

                                                  NUMBER OF         VALUE OF
                                              SHARES UNDERLYING   UNEXERCISED
                                                 UNEXERCISED      IN-THE-MONEY
                                                 OPTIONS AT        OPTIONS AT
                                                 FY-END (#)      FY-END (#)(1)
                                              ----------------- ----------------
                                               EXERCISABLE(E)/  EXERCISABLE(E)/
                    NAME                      UNEXERCISABLE(U)  UNEXERCISABLE(U)
                    ----                      ----------------- ----------------
Robert B. Stein, Jr..........................       74,861 (E)      $214,462 (E)
                                                   117,639 (U)       251,831 (U)
Gregory G. Landry............................       56,292 (E)       161,381 (E)
                                                    69,583 (U)       149,984 (U)
Gregg O. Guy.................................       24,625 (E)        69,813 (E)
                                                    25,375 (U)        70,000 (U)
Gregory Wozniak..............................       12,625 (E)        36,219 (E)
                                                    10,125 (U)        23,375 (U)
Gary A. Payne................................        9,750 (E)        27,406 (E)
                                                    15,375 (U)        42,328 (U)
Charles Nirenberg............................           --                --
                                                        --                --
Mitchell J. Kupperman........................       97,500 (E)       277,813 (E)
                                                        -- (U)            -- (U)

--------
(1) Values are calculated for options "in the money" by subtracting the exercise price per share from the closing price per share of the applicable class of the Common Stock on February 3, 1996, which amounts were $5.625 and $6.375 per share, respectively. Certain of the executive officers have options to purchase shares of Common Stock at exercise prices greater than the fair market value of the applicable class of Common Stock as of February 3, 1996. Such options are not "in the money" and their value is, therefore, not disclosed above.

DIRECTORS' COMPENSATION

  Messrs. Barrett, Birchfield, Everets, Janes and Proctor received directors' fees of $27,000, $4,000, $25,000, $23,000, and $4,000, respectively, for the fiscal year ended February 3, 1996. The annual fee for outside directors for the 1997 fiscal year is $12,000 plus $1,000 for each regular or special meeting of the Board attended. The remaining directors, who are employees of the Company, receive no directors' fees. In addition to the foregoing fees, on February 1, 1996, Messrs. Barrett, Birchfield, Everets, Janes, and Proctor each received an option to purchase 3,500 shares of Class A Common Stock at $5.75 per share pursuant to the Company's 1995 Stock Option Plan for Outside Directors.

EMPLOYMENT AGREEMENTS

  In June 1995, the Company entered into employment agreements (the "Employment Agreements") with Messrs. Stein, Landry, Guy, and Payne. The Employment Agreements are initially for two (2) year terms, but such terms are automatically extended each year for an additional year unless the Company or the employee gives notice before February 28th of each year that it or he does not desire to have the term extended.

  Under the Employment Agreements, Messrs. Stein, Landry, Guy, and Payne receive annual salaries that may be increased, but may not be decreased. The Employment Agreements of Mr. Stein and Mr. Landry provide for special bonuses that were earned and paid in September 1995. The special bonuses were payable if the Company's Income Before Income Taxes and Cumulative Effect of Accounting Changes was greater than $2,610,000 for the six month fiscal period ending July 29, 1995. In addition, all of the Employment Agreements provide that the Board of Directors, or a committee thereof, may award each employee annual bonuses if performance criteria to be determined by the Board are met.

  Under the Employment Agreements, if the employee's employment is terminated for any reason, other than by the Company without cause or by the employee for good reason, or as a result of death or disability, then the employee will receive his salary and bonus through the date of termination. If the employee dies or is disabled, he will also receive any additional benefits that are provided under the Company's death and disability programs in effect at the time of death or disability. In addition, under the Employment Agreements, if an employee is disabled and there is no disability program in effect or if an employee dies, then the employee's beneficiary will receive 100% of the employee's annual salary and an amount equal to the highest of the aggregate bonus payments earned by the employee for any of the last three twelve month periods prior to the date of termination.

  The Employment Agreements provide that if the employee's termination is by the Company without cause or by the employee for good reason, and not as a result of the employee's death or disability, then the employee will receive his full salary and bonus through the date of termination. The amount of the employee's bonus will be the highest of the aggregate bonus payments earned by the employee for any of the last three twelve month periods prior to the date of termination. The Agreements also provide that after such termination each of Messrs. Stein and Landry will also receive a severance payment equal to two
(2) times the sum of his full base salary and annual bonus, and Messrs. Guy and Payne will receive a severance payment equal to one and one-half (1 1/2) times the sum of his full base salary and annual bonus. With respect to Messrs. Stein and Landry, if any payment in connection with the termination of the employee's employment under the Employment Agreements would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company will pay the employee an additional payment equal to the amount of any excise tax assessed under Section 4999 of the Code and the amount of all income taxes and excise taxes assessed against the employee as a result of the employee's receipt of the additional payment. Under Mr. Guy's and Mr. Payne's Employment Agreements, any payment due pursuant to his Employment Agreements that is subject to excise tax will be reduced to an amount that will not be subject to the excise tax, but the Company will reimburse Messrs. Guy and Payne for any excise tax resulting from any payment due pursuant to any other agreements between the Company and Messrs. Guy and Payne or pursuant to any Company plans.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

  The Stock Option and Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors. The Committee, which consists of Messrs. Everets, Chairman, Mr. Barrett and Mr. Birchfeld, is responsible for establishing and administering the Company's executive compensation policies and the Company's stock option and other employee equity plans. Mr. Birchfield was appointed to the Committee on

January 19, 1996, replacing Theodore W. Leed, who did not seek re-election as a director. This report addresses the compensation policies for the fiscal year 1996 for executive officers and in particular for Mr. Stein in his capacity as President and Chief Executive Officer.

GENERAL COMPENSATION POLICY

  The objectives of the Company's executive compensation program are to:

  -- Provide a competitive compensation package that will attract and retain superior talent and reward performance;

  -- Support the achievement of desired Company performance; and

  -- Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of shares of the Company's Common Stock, thereby encouraging the achievement of superior results over an extended period.

EXECUTIVE OFFICER COMPENSATION PROGRAM

  The Company's executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on the achievement of predetermined financial objectives of the Company and individual objectives; (iii) discretionary bonuses, which are granted under special circumstances; and (iv) long-term incentive compensation in the form of periodic stock option and restricted stock grants, with the objective of aligning the executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

  The Committee performs annual reviews of executive compensation, during which the Committee reviews executive compensation packages of the Company compared with available information on other national and regional convenience store chains.

  In considering compensation of the Company's executives, one of the factors the Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. The Company does not believe
Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company. The Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Company's present policy to take reasonable measures to preserve the full deductibility of substantially all executive compensation, to the extent consistent with its other compensation objectives.

BASE SALARY

  The Committee reviews base salary levels for the Company's executive officers on an annual basis. In determining salaries, the Committee takes into consideration individual experience and performance, and comparable compensation data available on other national and regional convenience store chains. The Company seeks to set base salaries to be competitive with compensation paid by comparable companies to persons with similar experience.

ANNUAL INCENTIVE BONUSES

  The Committee determines the amount of annual cash bonuses based on achievement of predetermined financial, operational and strategic objectives. In fiscal 1996 the Committee determined the amount of cash bonuses based on the achievement of predetermined financial objectives, and commencing for the 1997 fiscal year, on operational and strategic objectives as well. Giving greatest weight to the attainment of financial targets, specifically pre-tax earnings and cash flow, the Company also awards bonuses based on various operational and strategic objectives geared to specific management groups (i.e., financial, management, information systems, construction, and marketing), and for Mr. Stein, individually.

  During fiscal 1996, recognizing the attainment of specific interim financial goals during a period negatively influenced by the difficulties, strains, and uncertainties caused by an extended period of control disputes, the Committee awarded one-time discretionary bonuses to members of senior management in the amount of $225,000. Non-discretionary bonuses are awarded on an annual basis.

LONG-TERM INCENTIVE COMPENSATION

  Long-term incentive compensation, in the form of stock options and restricted stock grants, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Committee believes that an enhanced market value for the Company's shares of Common Stock should be a primary objective of senior management, and that stock option and restricted stock grant participation align executive officers' interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. In determining the amount of each grant, the Committee takes into account the number of shares held by the executive prior to the grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Stein was appointed to the position of President in September 1994, to the position of Chairman in August 1995, and to the position of Chief Executive Officer in December 1995. In fiscal year 1996, Mr. Stein's base salary of $250,000 remained unchanged. In addition, in fiscal year 1996 Mr. Stein was granted 95,555 stock options and 40,000 shares of restricted stock in recognition of his leadership efforts during a difficult period, and as an incentive to maximize the Company's Common Stock performance. The Committee believes Mr. Stein has managed the Company well in a challenging business climate, and has assisted in defining and moving the Company towards its long-term strategic objectives.

THE COMPENSATION AND STOCK OPTION COMMITTEE:

John W. Everets, Chairman
Frank W. Barrett
J. Kermit Birchfeld, Jr.

                               PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in cumulative shareholder return on the Class A Common Stock over the past five years with
(i) the cumulative total return on the Nasdaq Stock Market Index (U.S. Companies) and (ii) a peer group index consisting of Nasdaq Stocks Standard Industry Codes 5400-5499 (food stores) ("Peer Group Index"). The figures presented below assume the reinvestment of all dividends into shares of Class A Common Stock on the dividend payment date and that $100 was invested in Class A Common Stock and in the Nasdaq Stock Market Index (U.S. Companies) and Peer Group Index on February 2, 1991, and held through February 3, 1996 (the end of the Company's most recent fiscal year).


[LINE GRAPH COMPARING THE YEARLY PERCENTAGE CHANGE IN CUMULATIVE
SHAREHOLDER RETURN ON THE CLASS A COMMON STOCK OVER THE PAST FIVE YEARS WITH
(I) THE CUMULATIVE TOTAL RETURN ON THE NASDAQ STOCK MARKET INDEX (U.S. COMPANIES) AND (II) A PEER GROUP INDEX CONSISTING OF NASDAQ STOCKS STANDARD INDUSTRY CODES 5400-5499 (FOOD STORES) ("PEER GROUP INDEX") APPEARS HERE]

                                                      02/01/91  01/31/92  01/29/93  01/28/94  01/27/95  02/02/96
                                                      --------  --------  --------  --------  --------  --------
Dairy Mart Convenience Stores, Inc.                    $100.0    $128.1    $108.7    $118.4     $68.0    $102.9
CRSP Index for NASDAQ Stock Market (U.S. Companies)     100.0     151.7     171.6     196.3     189.2     268.8
CRSP Index for NASDAQ Stocks (SIC 5400-54990)           100.0     147.3      98.9     109.3      91.1     106.3

                      INFORMATION REGARDING DM ASSOCIATES
                         AND THE SETTLEMENT AGREEMENT

STOCK OWNED BY DM ASSOCIATES

  DM Associates Limited Partnership ("DM Associates") is the owner of record of 1,858,743 shares of Class B Common Stock of the Company, representing approximately 67.2% of the issued and outstanding shares of Class B Common Stock, and 60.7% of the total voting power of both classes of the Common Stock. The general partner of DM Associates is New DM Management Associates I ("DM Management I"), which is a general partnership. The general partners of DM Management I are Robert B. Stein, Jr., a Director and the Chairman of the Board, Chief Executive Officer and President of the Company, and Gregory G. Landry, a Director and the Executive Vice President and Chief Financial Officer of the Company.

  In March 1992, DM Associates financed part of the purchase of its 1,858,743 shares of Class B Common Stock by obtaining a $7,100,000 loan (the "Limited Partnership Loan") from the Connecticut Development Authority ("CDA"). The Limited Partnership Loan is secured by DM Associates' collateral pledge of 1,220,000 shares of the Class B Common Stock owned by DM Associates, representing 44.1% of the issued and outstanding shares of Class B Common Stock and 39.9% of the total voting power of both classes of Common Stock as of September 10, 1996. In September 1994, FCN Properties Corporation, a corporation owned and controlled by Charles Nirenberg, a former stockholder, Director and executive officer of the Company, purchased all of the CDA's right, title and interest in and to the Limited Partnership Loan. In December 1995, FCN Properties Corporation sold the Limited Partnership Loan to the Company.

  The limited partnership agreement of DM Associates provides that if the term of the limited partnership is extended beyond September 12, 1997, any limited partner whose percentage interest in DM Associates is greater than 30% may sell all or a portion of his or its interest, subject to DM Associates right of first refusal to purchase such interest. If DM Associates and such limited partner do not agree on the terms of acquiring such limited partner's interest, and there is not a third party purchaser, such limited partner has the right to: (i) demand the dissolution of DM Associates and the distribution of its assets to its partners; or (ii) cause such assets to be sold. The limited partnership agreement also requires DM Management I to consult with a certain limited partner of DM Associates before voting any shares at a meeting of the Company's shareholders or exercising any consensual rights of such shares. If DM Management I votes or exercises consensual rights of such shares in a manner in which such limited partner does not agree, the limited partner may dissolve DM Associates. As DM Associates' principal asset is its 1,858,743 shares of Class B Common Stock, if such a dissolution or sale occurs, a change in control of the Company could result.

THE SETTLEMENT AGREEMENT

  On October 30, 1995, Mr. Nirenberg, and certain of his affiliates (collectively, "Nirenberg") entered into an Agreement, as amended on December 1, 1995 (the "Settlement Agreement"), with the Company, Mr. Stein and Mr. Landry, for purposes of settling the dispute between Mr. Nirenberg and the Company's management with respect to control of the Company.

  Pursuant to the Settlement Agreement, among other things, the Company purchased for $10 million all of Nirenberg's limited partnership interests in DM Associates, and the promissory note of DM Associates evidencing the Limited Partnership Loan.

  Pursuant to the Settlement Agreement, the Company also paid to Nirenberg $2.3 million in consideration of certain matters, including, Nirenberg's waiver of certain alleged claims against the Company, Nirenberg allowing the Company to use his name and likeness in advertising materials and Nirenberg's agreement that he will not for a period of five years compete with the Company, solicit employment of any employee of the Company, or interfere in a material manner with any material business relationship between the Company and any third party. The Company also agreed to reimburse Nirenberg for up to $850,000 of previously unreimbursed fees and expenses incurred in connection with the activities relating to the Company.

  Mitchell J. Kupperman's employment with the Company was terminated on December 1, 1995. Mr. Kupperman is a former stockholder, Director and executive officer of the Company. In connection with the termination of Mr. Kupperman's employment, Mr. Kupperman's waiver of certain alleged claims against the Company, and Mr. Kupperman's agreement not to compete with the Company, the Company paid $1,211,329 to Mr. Kupperman.

  Mr. Nirenberg and Mr. Kupperman had been partners of DM Management I and New DM Management Associates II ("DM Management II"), a former general partner of DM Associates. Under the terms of the Settlement Agreement, Mr. Nirenberg withdrew as a partner of DM Management I and DM Management II. The remaining partners of DM Management II dissolved DM Management II, and DM Management I is therefore the sole remaining general partner of DM Associates. As a result of the termination of Mr. Kupperman's employment, pursuant to the partnership agreement of DM Management I, DM Management I repurchased Mr. Kupperman's partnership interest in DM Management I for nominal consideration. Accordingly, the remaining partners of DM Management I are Messrs. Stein and Landry, each of whom owns one-half of the partnership interests of DM Management I.

  The Company has agreed to indemnify Nirenberg and Mr. Kupperman against any liability or expense incurred by them as a result of or in connection with the transactions consummated pursuant to the Settlement Agreement and the termination of Mr. Kupperman's employment.

                  ITEM 2--RATIFICATION OF THE APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

  The Audit Committee of the Board of Directors has selected Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending February 1, 1997. At the Annual Meeting, shareholders will be requested to ratify such appointment. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to questions.

                        REQUIRED VOTES OF SHAREHOLDERS

  Under Delaware law and pursuant to the Company's Bylaws, the presence in person or by proxy of the holders of a majority of the voting power of both classes of Common Stock entitled to vote at the Annual Meeting is necessary for a quorum to transact business for matters as to which both classes of Common Stock vote together, including the ratification of the appointment of Arthur Andersen LLP as independent accountants. With respect to matters as to which each class of Common Stock is entitled to vote separately, including the election of directors by the respective classes, the presence in person or by proxy of the holders of one-third of the shares of Common Stock of the applicable class is necessary for a quorum to transact such business. In order for the nominees to be elected as directors by the shareholders of their respective classes of Common Stock, the affirmative vote of the holders of a majority of the Common Stock of the applicable class present in person or by proxy is necessary. In order for the appointment of Arthur Andersen LLP to be ratified, the affirmative vote of the holders of a majority of the combined voting power of both classes of Common Stock present in person or by proxy is necessary. Abstentions, broker non-votes and other non-votes will not be counted as votes against the election of the nominees as directors or against the ratification of the appointment of Arthur Andersen LLP, but they will have the effect of a negative vote in determining whether the requisite vote of the holders of a majority of the shares of Common Stock of each class present at the meeting has been obtained for the election of the nominees as directors, and whether the requisite vote of the holders of a majority of the combined voting power of both classes of Common Stock present in person or by proxy has been obtained with respect to the ratification of the appointment of Arthur Andersen LLP. The Company intends to appoint an independent person to act as an inspector of elections at the Annual Meeting who will be responsible for counting the votes.

                             SHAREHOLDER PROPOSALS

  If a shareholder desires to present a proposal for inclusion in next year's Proxy Statement relating to the 1997 Annual Meeting of the Shareholders of the Company, such shareholder must submit such proposal in writing to: Dairy Mart Convenience Stores, Inc., One Vision Drive, Enfield, Connecticut, 06082,
Attention: Gregory G. Landry, Executive Vice President and Chief Financial Officer, not later than April 30, 1997.

                                    GENERAL

  The Company's Annual Report to Shareholders that contains financial statements for the fiscal year ended February 3, 1996, as well as other information concerning the operations of the Company, was previously sent to shareholders.

  THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A COPY OF THE REPORT FOR FISCAL 1996 WILL BE FURNISHED (WITHOUT EXHIBITS) WITHOUT CHARGE TO ANY SHAREHOLDER SENDING A WRITTEN REQUEST THEREFOR TO GREGORY G. LANDRY, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, DAIRY MART CONVENIENCE STORES, INC., ONE VISION DRIVE, ENFIELD, CONNECTICUT, 06082. The Company has no knowledge of any matters other than those set forth in this Proxy Statement or referred to in the accompanying Notice of Annual Meeting of Shareholders, which will be presented at the Annual Meeting. However, if any other matters should properly come before the meeting, it is intended that proxies shall be voted thereon in accordance with the best judgment of the person or persons voting such proxies.

                                 CLASS A PROXY

                      DAIRY MART CONVENIENCE STORES, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

                               OCTOBER 30, 1996

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Robert B. Stein, Jr., Gregory G. Landry and Frank W. Barrett, and each or any of them, with full power of substitution, the proxies of the undersigned to vote all of the shares of Class A Common Stock of Dairy Mart Convenience Stores, Inc. ("Dairy Mart") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Dairy Mart to be held at the Renaissance Hotel, 24 Public Square, Cleveland, Ohio on the 30th day of October, 1996 at 10:00 a.m. (eastern time), and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present upon:

                        (TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

 ----- PLEASE MARK YOUR
   X   VOTES WITH
 ----- AN "X".


                  FOR        WITHHELD
1. Election of   -----         -----    Nominees:
   Directors:
                                        Thomas W. Janes and
                 -----         -----    Truby G. Proctor, Jr.
   For, except
   vote withheld from the following nominees: (To withhold authority for any individual nominee write that nominee's name in the space provided below)

---------------------------------------------------------

                                                          FOR   AGAINST WITHHELD
2. Ratification of the appointment of Arthur Andersen    -----   -----   -----
   LLP as independent accountants for the fiscal year
   ending February 1, 1997
                                                         -----   -----   -----

3. In their discretion such other matters as may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS
PROXY SHALL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING FEBRUARY 1, 1997 AND IN THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.



SIGNATURE(S):                                               DATE:
              --------------------------------------------        -----------
NOTE: Please sign exactly as your name appears on this proxy. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

                                 CLASS B PROXY

                      DAIRY MART CONVENIENCE STORES, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

                               OCTOBER 30, 1996

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Robert B. Stein, Jr., Gregory G. Landry and Frank W. Barrett, and each or any of them, with full power of substitution, the proxies of the undersigned to vote all of the shares of Class B Common Stock of Dairy Mart Convenience Stores, Inc. ("Dairy Mart") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Dairy Mart to be held at the Renaissance Hotel, 24 Public Square, Cleveland, Ohio on the 30th day of October, 1996 at 10:00 a.m. (eastern time), and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present upon:

                        (TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

 ----- PLEASE MARK YOUR
   X   VOTES WITH
 ----- AN "X".


                  FOR        WITHHELD
1. Election of   -----         -----    Nominees:
   Directors:
                                        Frank W. Barrett, J. Kermit Birchfield,
                 -----         -----    Jr., John W. Everets, Jr., Gregory G.
                                        Landry and Robert B. Stein, Jr.
   For, except
   vote withheld from the following nominees: (To withhold authority for any individual nominee write that nominee's name in the space provided below)

---------------------------------------------------------

                                                          FOR   AGAINST WITHHELD
2. Ratification of the appointment of Arthur Andersen    -----   -----   -----
   LLP as independent accountants for the fiscal year
   ending February 1, 1997
                                                         -----   -----   -----

3. In their discretion such other matters as may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS
PROXY SHALL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING FEBRUARY 1, 1997 AND IN THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.



SIGNATURE(S):                                               DATE:
              --------------------------------------------        -----------
NOTE: Please sign exactly as your name appears on this proxy. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.